Exhibit 99.2

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. Announces New $300 Million Share Repurchase Program

Fort Myers, FL – February 28, 2013 – As part of an ongoing commitment to return value to its shareholders, Chico’s FAS, Inc. (NYSE: CHS) today announced that its Board of Directors authorized the repurchase of up to $300 million of the Company’s outstanding common stock, effective March 1, 2013. The program replaces the now cancelled November 2011 $200 million program in its entirety, which had $67.6 million remaining.

Repurchases under the program will be made in open market or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18. The Company intends to fund the repurchase program from cash on hand and retire any shares repurchased. The Company, however, has no obligation to repurchase shares under this authorization, and the timing, actual number and value of shares to be purchased will depend on the performance of Chico’s stock price and other market conditions.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico’s, White House | Black Market, Soma Intimates, and Boston Proper, is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.

The Chico’s brand offers women a combination of great style, one-of-a-kind details and warm personal service. Chico’s currently operates 611 boutiques and 99 outlets throughout the U.S., mails a catalog and offers round-the-clock shopping at www.chicos.com.

White House | Black Market strives to make women feel beautiful with apparel and accessories in the honest simplicity of black and white and the individuality of styles built from it. White House | Black Market currently operates 401 boutiques and 45 outlets, mails a catalog highlighting its latest fashions and connects with customers at www.whbm.com.

Soma Intimates offers beautiful and sensual lingerie, loungewear and beauty. Soma Intimates currently operates 198 boutiques and 16 outlets, mails a catalog coinciding with key shopping periods and sells direct-to-consumer at www.soma.com.

Boston Proper is a leading direct-to-consumer retailer of women’s apparel and accessories. Boston Proper provides unique, distinctive fashion designed for today’s independent, confident and active woman. The merchandise focus is about creating a daring, modern style with a sensual feel and is available exclusively through the Boston Proper catalog and website at www.bostonproper.com.

For more detailed information on Chico’s FAS, Inc., please go to our corporate website at www.chicosfas.com.

Executive Contact:

Todd Vogensen

Vice President-Investor Relations

Chico’s FAS, Inc.

(239) 346-4199